Exhibit 99.1
CONN’S, INC. ANNOUNCES EXPIRATION OF THE CONSENT SOLICITATION FOR ITS
7.250% SENIOR NOTES DUE 2022
THE WOODLANDS, TEXAS, October 30, 2015 – Conn’s, Inc. (NASDAQ:CONN) (the “Company”), announced today the expiration of its previously announced consent solicitation (the “Solicitation”) with respect to its outstanding 7.250% Senior Notes due 2022 (the “Notes”) upon the terms and subject to the conditions of the Consent Solicitation Statement dated as of October 23, 2015. The consent solicitation expired at 5:00 p.m., New York City time, on October 29, 2015 (the “Expiration Time”).
The Notes are governed by the Indenture, dated as of July 1, 2014 (as supplemented or amended, the “Indenture”), by and among the Company, as issuer, certain subsidiary guarantors party thereto and US Bank National Association, as trustee. The purpose of the Solicitation was to amend certain provisions of the Indenture, that, if such amendments were adopted in full, would:

(1)
Change the restricted payments provisions under the Indenture by (a) amending, from May 1, 2014 to November 1, 2015, the beginning of the accounting period from which consolidated net income is calculated for purposes of determining the size of the “builder basket” or “restricted payment basket” exception to the restricted payments limitation and (b) increasing, from $75.0 million to $375.0 million, the dollar threshold exception to the restricted payments limitation (the “Part I Amendments”); and

(2)
Amend, from July 15, 2017 to July 15, 2018, the earliest date the Company may redeem Notes without (a) paying a make-whole premium or (b) being limited to redeeming not more than 35% of the original aggregate principal amount of Notes with the proceeds from an equity offering (the “Part II Amendments”).

Adoption of the Part I Amendments required the receipt of valid consents from a majority in principal amount of the outstanding Notes. At the Expiration Time, the Company had received valid consents (that were not revoked) to the Part I Amendments from holders of 98.78% of the aggregate principal amount of outstanding Notes. As such, sufficient consents were received to approve the Part I Amendments.
Adoption of the Part II Consents required the adoption of the Part I Amendments and the receipt of valid consents from all holders of the outstanding Notes. Consents to the Part II Amendments from holders of 97.53% of the outstanding Notes were validly delivered and not revoked at the Expiration Time. The Part II Amendments were not approved.
D. F. King & Co., Inc. served as Information Agent and Tabulation Agent.
About Conn’s, Inc.

Conn’s is a specialty retailer currently operating approximately 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D and Ultra HD televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company’s ability to execute periodic securitizations of future originated loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the Company's stock repurchase program; and the other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

CONN-G

S.M. Berger & Company
Andrew Berger (216) 464-6400